Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com
FOR IMMEDIATE RELEASE
January 27, 2022

A. O. Smith Reports Record 2021 Earnings per Share of $3.02, an
Increase of 42% over 2020 and Introduces 2022 Guidance
2021 Highlights
(Comparisons are year-over-year ("YoY"), unless otherwise noted)
•Record sales of $3.5 billion, due to inflation-related pricing actions and strong worldwide demand
•Net earnings of $487.1 million, an increase of 41% fueled by the benefit of pricing actions and higher volumes, despite higher material and logistics costs
•Earnings per share (“EPS”) of $3.02, an increase of 42%
•Operating cash flow of $641.1 million, an increase of 14% and free cash flow1 of $566.0 million, an increase of 12% driven by strong earnings
•Returned $537 million of capital to shareholders through dividends and share repurchases
•2022 Outlook:
▪Sales increase of 16% to 18%
▪EPS of between $1.56 and $1.76 and adjusted EPS1 of between $3.35 and $3.55, excluding non-cash pension items associated with the termination of the pension plan
1Reconciliation of GAAP measures to Non-GAAP measures is provided in the attached financial tables

Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (the “Company”) (NYSE: AOS) today announced its fourth quarter and full year 2021 results.
Key Financial Metrics
Full Year
(in millions, except per share amounts)

	2021	2020	% change YoY
Net sales	$3,538.9	$2,859.3	22%
Net earnings	$487.1	$344.9	41%
Diluted earnings per share	$3.02	$2.12	42%

Fourth Quarter
(in millions, except per share amounts)

	Q4 2021	Q4 2020	% change YoY
Net sales	$995.5	$834.5	19%
Net earnings	$139.6	$120.0	16%
Diluted earnings per share	$0.87	$0.74	18%
“Our global A. O. Smith team delivered outstanding 2021 results, driven by a 22% increase in sales compared with 2020,” noted Kevin J. Wheeler, chairman and chief executive officer. “Our record sales are a result of robust demand across all geographies and effective execution and tremendous effort by our procurement and operations teams who overcame component shortages, logistical bottlenecks and rapidly rising costs. While supply chain challenges have moderated as we moved into 2022, we remain in close contact with our suppliers and logistics providers to troubleshoot, manage and resolve bottlenecks, as the environment remains unpredictable, particularly with the current surge in the Omicron variant of COVID-19. Given our proven track record and the commitment of our talented and dedicated employees, I have confidence in our teams’ abilities to continue to successfully navigate through a complex macro environment.
“Our strategy to grow profitably through developing innovative and energy-efficient water heating and water treatment products, while capitalizing on a steady replacement cycle, paid dividends,” commented Wheeler. “We believe our strong operational performance supports continued momentum to execute our strategy to achieve sustainable growth in sales and earnings. We also believe outstanding execution, combined with our strong financial position, allows us to continue to fund our capital allocation priorities including return of capital to shareholders.”
Segment-level Performance
North America
Full Year 2021
North America segment sales of $2.5 billion increased 19% compared with full-year 2020, driven primarily by price increases, largely on water heaters, which were implemented in response to rapidly rising material and transportation costs, along with higher volumes across all product lines. Giant Factories, Inc. (Giant), acquired on October 19, 2021, added $22.9 million to North America sales. The Company estimates 85% of water heater and boiler demand is replacement.

Segment earnings of $590.8 million increased 17% compared with full-year 2020 due to the inflation-related price increases and higher volumes, partially offset by higher material and logistics costs. Segment operating margin of 23.4% declined slightly compared with 23.8% in full-year 2020, despite significant cost headwinds.
Fourth Quarter 2021
Sales of $714.8 million increased 27% year-over-year driven primarily by inflation-related price increases.
Segment earnings of $166.9 million increased 21% compared with the fourth quarter of 2020. The impact to earnings from inflation-related price increases was partially offset by higher material and logistics costs. Segment operating margin of 23.3% declined compared with 24.6% in the fourth quarter of 2020 primarily due to the rise in material costs outpacing pricing actions.
Rest of World
Full Year 2021
Rest of World segment sales of $1.0 billion increased 30% from full-year 2020, including favorable currency translation of China sales of approximately $58 million. On a constant currency basis, China sales were up 24%, driven by growth in each of the Company’s major product categories, including electric and gas tankless water heaters, and residential and commercial water treatment products, including replacement filters. Sales in China were positively impacted by lower channel inventory reductions in 2021 compared to 2020. Channel inventory levels in China at the end of 2021 were at their lowest level in the last five years. Products with higher selling prices, including super-quiet gas tankless water heaters and water treatment products that deliver filtered water at a faster flow rate, contributed to sales gains. India sales were robust, increasing approximately 31% compared to 2020, which was significantly impacted by the pandemic.
Rest of World segment earnings of $91.4 million increased significantly compared with full-year 2020 breakeven results, which were adversely impacted by the pandemic. In China, the benefit to earnings from higher volumes was partially offset by higher employee incentives and brand-building-related advertising costs, as well as the absence of the social insurance waivers that had been granted in 2020 that did not repeat. Segment operating margin of 8.8% increased significantly from full-year 2020, primarily as a result of increased operating leverage from higher volumes.
Fourth Quarter 2021
Rest of World sales of $287.9 million increased 3% year-over-year, including favorable currency translation of China sales of approximately $9 million. The increase in sales was driven by a positive mix in water heaters and water treatment products in China, which was partially offset by lower China volumes compared to the fourth quarter of 2020, which benefited from pent-up demand as China’s economy emerged from the pandemic.
Segment earnings of $30.5 million decreased slightly compared with the fourth quarter of 2020. In China, the impact to earnings from lower volumes was partially offset by favorable product mix. Segment operating margin of 10.6% decreased slightly from 11.2% in the fourth quarter of 2020, primarily as a result of lower volumes.
Balance Sheet, Liquidity and Capital Allocation
As of December 31, 2021, cash and marketable securities balances totaled $631.4 million with total debt of $196.7 million, resulting in a leverage ratio of 9.7% as measured by total debt-to-total capitalization.

Operating cash flow of $641.1 million in 2021, increased 14% year-over-year. Free cash flow of $566.0 million in full-year 2021 increased from $505.3 million in full-year 2020. Cash provided by higher earnings in 2021 compared with the prior year was partially offset by a larger investment in working capital to support higher product demand in 2021 compared with 2020.
Consistent with its strategy to grow through acquisitions and expand in existing markets, the Company acquired Giant, a Canada-based manufacturer of residential and commercial water heaters, for $199 million, subject to customary adjustments, using a combination of debt and cash. Giant contributed $22.9 million of sales and approximately $0.01 in EPS in 2021. The acquisition fits squarely in the Company’s core capabilities, supplements the Company’s presence in Canada and enhances its capacity and distribution in the region.
As part of its commitment to return capital to shareholders, the Company repurchased 5,087,467 shares at a cost of $366.5 million in 2021. As of the end of December, authority remained to repurchase an additional approximately 3.5 million shares. In January 2022, the Company’s board of directors increased the number of shares authorized for repurchase by an additional 3.5 million shares. The Company expects to spend $400 million to repurchase shares in 2022.
On January 18, 2022, the Company’s board of directors approved a $0.28 per share dividend for shareholders of record on January 31, payable on February 15, marking 82 consecutive years of dividend payments.
Pension Plan Termination
Following a strategy to de-risk its liability associated with its fully funded pension plan, the Company’s board of directors approved the termination of the Company’s defined benefit pension plan (the “Plan”) with a termination date of December 31, 2021. The Plan has filed for a determination letter from the IRS regarding the qualification of the plan termination. The Plan was previously sunset for benefits earned on December 31, 2014, and represents over 95% of the Company’s pension plan liability. In 2022, the Company expects to annuitize the Plan’s remaining pension liability. The Plan settlement, which is expected to occur in the fourth quarter of 2022, will accelerate the recognition of approximately $445 million, or EPS of $1.73, of non-cash, pre-tax pension expenses. In addition, to protect the Plan’s funded status, the Plan transferred its assets to lower risk investments in 2021. The impact of this transition will result in a lower rate of return on pension investments and accordingly, higher pension expenses in 2022, compared to previous years.
To provide improved transparency into the operating results of its business, in 2022, the Company will provide non-GAAP measures (adjusted net earnings, adjusted earnings per share and adjusted segment earnings) that exclude the impact of pension settlement expenses and non-operating pension income and expenses. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.
Outlook
2022 Outlook
(in millions except per share amounts)

	2021	2022 Outlook
	Actual	Low End	High End
Net sales	$3,539	$4,105	$4,175
Diluted earnings per share	$3.02	$1.56	$1.76
Adjusted earnings per share[1]	$2.96	$3.35	$3.55
1Excludes estimated pension settlement expense and non-operating pension income and expense

“Coming off a strong 2021 performance, we enter 2022 with solid momentum as we expect to realize the full benefit of our 2021 price increases and the expected initial stabilization of steel prices. We continue to navigate the challenges of the current surge of the COVID-19 Omicron variant and COVID-19’s potential impacts on our production, our suppliers and our customers. Our outlook for 2022 projects our sales to increase between 16% and 18% year-over-year. We anticipate the expected increase in sales to drive increased profitability and expect our full year 2022 EPS to be between $1.56 and $1.76 and adjusted EPS to be between $3.35 and $3.55,” stated Wheeler.
“We believe our strong balance sheet and free cash flow provide us the liquidity to focus on our capital allocation priorities of 1) organic growth, 2) acquisitions, 3) dividends, and 4) share repurchases, which we believe will enable us to execute our strategy to invest and grow profitably.”
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard live on the Company’s website www.aosmith.com. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Fourth Quarter 2021 Earnings Call link.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance”, “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, and its operations and workforce as a result of the severity and duration of the COVID-19 pandemic; inability of the Company to implement or maintain pricing actions; an uneven recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences; potential weakening in the high-efficiency boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; a weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
###

A. O. SMITH CORPORATION
Statement of Earnings
(condensed consolidated financial statements -
dollars in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2021	2020	2021	2020
Net sales	$995.5	$834.5	$3,538.9	$2,895.3
Cost of products sold	634.9	510.4	2,228.0	1,787.1
Gross profit	360.6	324.1	1,310.9	1,108.2
Selling, general and administrative expenses	184.2	171.2	701.4	660.3
Severance and restructuring expenses	—	—	—	7.7
Interest expense	1.4	1.0	4.3	7.3
Other income	(6.8)	—	(20.4)	(11.0)
Earnings before provision for income taxes	181.8	151.9	625.6	443.9
Provision for income taxes	42.2	31.9	138.5	99.0
Net earnings	$139.6	$120.0	$487.1	$344.9
Diluted earnings per share of common stock	$0.87	$0.74	$3.02	$2.12
Average common shares outstanding (000’s omitted)	160,171	162,866	161,320	162,604

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(unaudited) December 31, 2021	December 31, 2020
ASSETS:
Cash and cash equivalents	$443.3	$573.1
Marketable securities	188.1	116.5
Receivables	634.4	585.0
Inventories	447.7	300.1
Other current assets	39.1	43.3
Total Current Assets	1,752.6	1,618.0
Net property, plant and equipment	606.7	541.3
Goodwill and other intangibles	992.6	870.7
Operating lease assets	32.5	41.6
Other assets	90.0	89.1
Total Assets	$3,474.4	$3,160.7
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$745.9	$595.2
Accrued payroll and benefits	113.4	74.6
Accrued liabilities	181.8	161.9
Product warranties	70.9	47.8
Debt due within one year	6.8	6.8
Total Current Liabilities	1,118.8	886.3
Long-term debt	189.9	106.4
Pension liabilities	15.9	13.6
Operating lease liabilities	22.3	34.4
Other liabilities	295.3	271.7
Stockholders’ equity	1,832.2	1,848.3
Total Liabilities and Stockholders’ Equity	$3,474.4	$3,160.7

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)

	Twelve Months Ended December 31,
	(unaudited)
	2021	2020
Operating Activities
Net earnings	$487.1	$344.9
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	77.9	80.0
Stock based compensation expense	11.9	12.7
Net changes in operating assets and liabilities:
Current assets and liabilities	90.8	130.4
Noncurrent assets and liabilities	(26.6)	(5.9)
Cash Provided by Operating Activities	641.1	562.1
Investing Activities
Capital expenditures	(75.1)	(56.8)
Acquisitions of businesses	(207.6)	—
Investment in marketable securities	(185.4)	(157.4)
Net proceeds from sale of marketable securities	118.2	226.0
Cash (Used in) Provided by Investing Activities	(349.9)	11.8
Financing Activities
Long-term debt incurred (repaid)	83.5	(170.8)
Common stock repurchases	(366.5)	(56.7)
Net proceeds from stock option activity	32.1	11.4
Dividends paid	(170.1)	(158.7)
Cash Used In Financing Activities	(421.0)	(374.8)
Net (decrease) increase in cash and cash equivalents	(129.8)	199.1
Cash and cash equivalents - beginning of period	573.1	374.0
Cash and Cash Equivalents - End of Period	$443.3	$573.1

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2021	2020	2021	2020
Net sales
North America	$714.8	$560.9	$2,529.5	$2,118.3
Rest of World	287.9	279.0	1,036.5	800.3
Inter-segment sales	(7.2)	(5.4)	(27.1)	(23.3)
	$995.5	$834.5	$3,538.9	$2,895.3
Earnings
North America(1)	$166.9	$137.9	$590.8	$503.5
Rest of World(2)	30.5	31.3	91.4	—
Inter-segment earnings elimination	(0.1)	—	(0.2)	(0.3)
	197.3	169.2	682.0	503.2
Corporate expense	(14.1)	(16.3)	(52.1)	(52.0)
Interest expense	(1.4)	(1.0)	(4.3)	(7.3)
Earnings before income taxes	181.8	151.9	625.6	443.9
Tax provision	42.2	31.9	138.5	99.0
Net earnings	$139.6	$120.0	$487.1	$344.9
(1) includes severance and restructuring expenses of:	$—	$—	$—	$2.7
(2) includes severance and restructuring expenses of:	$—	$—	$—	$5.0

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Twelve Months Ended, December 31,
	2021	2020
Cash provided by operating activities (GAAP)	$641.1	$562.1
Less: Capital expenditures	(75.1)	(56.8)
Free cash flow (non-GAAP)	566.0	505.3

A. O. SMITH CORPORATION
2022 Adjusted EPS Guidance and 2021 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2022 Guidance		2021
Diluted EPS (GAAP)	$ 1.56 - 1.76		$3.02
Estimated pension settlement charge	1.73	(1)	—
Pension expense (income)	0.06	(2)	(0.06)	(3)
Adjusted EPS (non-GAAP)	$ 3.35 - 3.55		$2.96
(1)Includes pre-tax pension settlement charges of $378.3 million and $66.7 million, within the North America segment and Corporate expenses, respectively.
(2)Includes pre-tax pension expense of $10.5 million and $1.3 million, within the North America segment and Corporate expenses, respectively.
(3)Includes pre-tax pension income of $10.5 million and $2.6 million, within the North America segment and Corporate expenses, respectively.